BENTON WILCOXON






                                  March 3, 2006



Investors set forth on Schedule A hereto (the "Investors")



Gentlemen:

      I, Benton Wilcoxon, hereby covenant and agree, that upon an Event of Default (as defined in the Senior Secured Convertible Notes (the "Notes") issued by Composite Technology Corporation (the "Company") to each of the Investors on the date hereof) by the Company under Section 4(a)(v) of any such Note, that I shall promptly transfer for no additional consideration, 4,741,936 (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications, recapitalizations and similar events) shares of common stock, par value $0.001 per share, of the Company (the "Shares") to the Investors, on a pro rata basis, based on principal amount of Notes held by each such Investor; provided, that for each $1,000 of principal amount of the Notes that are repaid or converted, the number of Shares that I shall be obligated to deliver hereunder shall reduced by 1,354.83 shares. My obligations hereunder shall terminate upon repayment in full and/or complete conversion to equity securities of the Company of all indebtedness obligations owed by the Company under the Notes.

      This letter agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of New York.

                                        Very truly yours,



                                        By: _____________________________
                                            Benton Wilcoxon






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                                   SCHEDULE A


Hudson Bay Fund LP

Enable Growth Partners LP

Enable Opportunity Partners LP

Pierce Diversified Strategy Master
Fund LLC

Capital Ventures International

Lane Capital Markets